GOLF TRAINING SYSTEMS, INC.
                           3400 Corporate Way, Suite G
                              Duluth, Georgia 30136
                                 (770) 623-6400


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            To Be Held April 14, 1998



               To the Shareholders of Golf Training Systems, Inc.:

       The Special Meeting of Shareholders (the "Special Meeting") of Golf Training Systems, Inc. (the "Company") will be held at the Northeast Atlanta
           Hilton, 5993 Peachtree Industrial Blvd., Norcross, Georgia
                  30092 on April 14, 1998 at 9:00 a.m., for the
                      purpose of acting upon the following
                                    matters:

 1. To Approve the Proposal to Amend the Company's Certificate of Incorporation
       to Effect a Reverse Stock Split of the Common Stock Such That Every
         Five (5) Shares of Common Stock Outstanding Would be Converted
                       Into One (1) Share of Common Stock.
                                  (Proposal 1).

               2. To consider such other business as may properly
             come before the Special Meeting or any postponements or
                              adjournments thereof.


THE BOARD OF DIRECTORS HAS SET MARCH 9, 1998 AS THE RECORD DATE FOR THE SPECIAL MEETING. ONLY SHAREHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON THE RECORD DATE WILL BE ENTITLED TO NOTICE OF AND TO VOTE AT THE SPECIAL MEETING.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS CAREFULLY READ THE PROPOSAL AS MORE PARTICULARLY DESCRIBED IN THE ATTACHED PROXY STATEMENT.

YOUR PROXY IS IMPORTANT. WHETHER OR NOT A SHAREHOLDER PLANS TO ATTEND THE SPECIAL MEETING, PLEASE VOTE BY MARKING THE PROPOSAL, SIGNING AND MAILING THE PROXY TO THE COMPANY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE. YOUR PROXY MAY BE REVOKED, IF YOU CHOOSE, AT ANY TIME PRIOR TO THE VOTE BEING TAKEN ON THE MATTER AT THE SPECIAL MEETING.


                                             By Order of the Board of Directors

                                             /s/ Daniel A. Gordon
                                             Daniel A. Gordon
                                             Chief Executive Officer

                           GOLF TRAINING SYSTEMS, INC.


                                 PROXY STATEMENT
                         Special Meeting of Shareholders
                            To Be Held April 14, 1998


                          PROXY SOLICITATION AND VOTING

General

     This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Proxies from the shareholders of Golf Training Systems, Inc. (the "Company") for use at the Special Meeting of Shareholders (the "Special Meeting").

     The enclosed Proxy is for use at the Special Meeting if a shareholder is unable to attend the Special Meeting in person or wishes to have his shares voted by Proxy, even if he attends the Special Meeting. Any Proxy may be revoked by the person giving it at any time before its exercise, by written notice to the Secretary of the Company, by submitting a Proxy having a later date, or by such person appearing at the Special Meeting and electing to vote in person. All shares represented by valid Proxies received pursuant to this solicitation and not revoked before their exercise will be voted in the manner specified therein. If a Proxy is signed and no specification is made, the shares represented by the Proxy will be voted in favor of the Proposal described below and in accordance with the best judgment of the persons exercising the Proxy with respect to any other matters properly presented for action at the Special Meeting.


Record Date and Outstanding Shares

     The Board of Directors has set March 9, 1998 as the record date for the Special Meeting. Only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Special Meeting. As of the record date, there were 3,950,365 shares of common stock of the Company ("Common Stock") issued and outstanding.


Quorum and Voting Rights

     A quorum for the transaction of business at the Special Meeting consists of the holders of the majority of the outstanding shares of Common Stock of the Company entitled to vote at the Special Meeting present in person or represented by Proxy.

     Each share of Common Stock of the Company is entitled to one vote on the matter to come before the Special Meeting. The affirmative vote of a majority of the shares of Common Stock is necessary to approve the amendment to the Company's Certificate of Incorporation effecting the reverse stock split
(attached hereto as Exhibit "A" and incorporated herein by reference, the "Reverse Stock Split"). Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If a shareholder, present in person or by proxy, abstains on any matter, the shareholder's Common Stock will not be voted on such matter. Accordingly, an abstention from voting on a matter by a person present in person or represented by proxy at the Special Meeting has the same legal effect as a vote against the matter. Broker non-votes will also have the same effect as a vote against the Reverse Stock Split.

Solicitation of Proxies

     In addition to this solicitation by mail, the officers and employees of the Company, without additional compensation, may solicit Proxies in favor of the Proposal, if deemed necessary, by personal contact, letter, telephone or other means of communication. Brokers, nominees and other custodians and fiduciaries will be requested to forward Proxy solicitation material to the beneficial owners of the shares of common stock of the Company where appropriate, and the Company will reimburse them for their reasonable expenses incurred in connection with such transmittals. The costs of solicitation of Proxies for the Special Meeting will be borne by the Company.


                                              PRINCIPAL SHAREHOLDERS

          The following table sets forth certain information regarding the shares of the Company's Common Stock owned as of the record date (i) by each person who beneficially owns more than 5% of the shares of the Company's Common Stock, (ii) by each of the Company's Directors, and (iii) by all Directors and executive officers of the Company as a group.

                                                                       Number of                 Percentage
     Name of Beneficial Owner(1)                                       Shares(2)                 Ownership(2)
                                                                       ---------                 -----------
     Directors and Executive Officers

          Wayne C. McDonald, Chairman                                  147,701(3)                  3.9%
          Daniel A. Gordon, Chief Executive Officer Director           210,000(4)                  5.3
          Nicholas J. Aquilino, Director                                52,862(5)                  1.4
          Thomas W. Tripp, Director                                     29,611(6)                    *
          All directors and executive officers as a group              648,461                    15.9
             (4 persons)

     Five Percent (5%) or Greater Shareholders

          John H. Laeri, Jr.                                           1,265,500(7)               25.6
             9 Burr Road
             Westport, Connecticut  06880-4220

*Less than 1%

(1) Except as otherwise indicated, the persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The information as to beneficial ownership has been furnished by the respective persons listed in the above table. Except as otherwise indicated, the address of each beneficial owner is 3400 Corporate Way, Suite G, Duluth, Georgia 30136.

(2) Based on 3,950,365 shares outstanding as of the record date, and shares underlying outstanding options or warrants exercisable within 60 days of such date are deemed to be outstanding for purposes of calculating the percentage owned by holder.

(3)  Includes 24,000 shares issuable upon exercise of outstanding stock options.

(4) Includes 200,000 shares issuable upon exercise of outstanding stock options and 10,000 shares issuable upon exercise of outstanding Director options.

(5)Includes 20,000 shares issuable upon exercise of outstanding Director options.

(6) Includes of 8,000 shares issuable upon exercise of outstanding stock options and 10,000 shares issuable upon exercise of outstanding Director options.

(7) Consists of 1,000,000 shares issuable upon exercise of an outstanding warrant, 50,000 shares of Series B-1 Convertible Preferred Stock which is convertible into 60,000 shares of Common Stock, and 205,000 shares of Common Stock. The warrant and other aspects of Mr. Laeri's investment are described in Proposal 1.

                                   PROPOSAL 1

                         PROPOSAL TO AMEND THE COMPANY'S
                     CERTIFICATE OF INCORPORATION TO EFFECT
                   THE ONE-FOR-FIVE REVERSE COMMON STOCK SPLIT


     The Board of Directors has adopted and recommended to the shareholders approval of an amendment (the text of which is set forth in Exhibit "A" to this Proxy Statement) to the Company's Certificate of Incorporation to effect the Reverse Stock Split, pursuant to which each five shares of Common Stock of the Company, whether issued or held in treasury, will be reclassified and changed into one share of Common Stock of the Company. The Reverse Stock Split is proposed in order to provide additional capitalization for the Company and to seek to maintain the ability of the holders of the Company's Common Stock to trade their shares in the Nasdaq Small-Cap Market.


                  Reasons for the Reverse Stock Split Proposal

     Investment Agreement.

     The Board of Directors urgently recommends approval of the Reverse Stock Split because the Company needs equity capital to continue as a viable business, and it has obtained a capital source that cannot be exploited fully without shareholder approval of the Reverse Stock Split.

     The Company conducts business in a highly competitive retail industry in which it must have inventory for wide distribution in retail outlets. The Company's operations have been adversely impacted by inadequate product inventories resulting from the Company's inability to obtain inventory financing from conventional sources. As a result, the Company's financial condition has been steadily deteriorating.

     In the fiscal year ended June 30, 1997, the Company reported a net loss of $2,107,182. The Company's auditors, Porter Keadle Moore, LLP, in their 1997 fiscal year annual report, questioned whether the Company could continue as a going concern. The Company's financial condition continued to deteriorate after the 1997 fiscal year. The Company's attempt to obtain additional capital in a September 1997 private placement of Series B Convertible Preferred Stock succeeded only in raising $200,000, well short of the Company's goals. For the first six months of the 1998 fiscal year, the Company incurred a further net loss of $1,186,864, increasing the Company's accumulated deficit to $10,561,442 as of December 31, 1997. The Company lacked funds to purchase inventory for the spring 1998 season, and it had exhausted its conventional sources of inventory financing.

     The Company accordingly sought financing from other sources. After continued negotiations with Mr. John H. Laeri, Jr., a holder of the Company's preferred stock and Common Stock, the Company and Mr. Laeri entered into a December 31, 1997 Investment Agreement (the "Investment Agreement," see Other Matters section of this Proxy Statement). The Investment Agreement provided a six-month $1,000,000 Bridge Loan, of which $750,000 was immediately advanced to the Company.

     Additional funding that is needed to continue the Company's business is available under the Investment Agreement, but only if the holders of the Company's Common Stock approve the Reverse Stock Split. Receipt of the remaining $250,000 in Bridge Loan proceeds is conditioned upon such approval, and approval can enable the Company to receive additional equity capital under the Investment Agreement. The Investment Agreement provided for a Six Month Warrant which allows the holder to purchase 1,000,000 shares of the Company's Common Stock (subject to a proportional reduction following the Reverse Stock Split) for $250,000 at any time on or prior to June 30, 1998. Although any exercise of that warrant is at the election of the holder, Management does not expect Mr.
Laeri to exercise the warrant without approval of the Reverse Stock Split.

     After the Reverse Stock Split is approved, the Investment Agreement also provides for a $500,000 equity investment to acquire 50,000 shares of Series C Convertible Preferred Stock to satisfy $500,000 of the Bridge Loan, a Five Year Senior Convertible Loan to refinance the balance of the Bridge Loan, and a Five Year Warrant to purchase 4,000,000 shares of Common Stock (subject to a proportional reduction following the Reverse Stock Split) for $1,000,000. The Five Year Senior Convertible Loan will be due in a single installment of the principal amount at maturity, will bear interest at the rate of ten percent (10%) per annum (accrued and compounded until semi-annual interest payments commence after eighteen months) and will be convertible into shares of the Company's Series D Convertible Preferred Stock at the option of the holder at any time after eighteen months. Both the Series C and D Convertible Preferred Stock can be converted to the Company's Common Stock for $.30 per share (subject to a proportional adjustment following the Reverse Stock Split). Shareholder approval of the Reverse Stock Split is necessary in order for the Company to have sufficient authorized shares of Common Stock to support those warrant and conversion rights. While there can be no assurance that these warrants and conversions will be exercised if the Reverse Stock Split is approved, the additional equity investments in the Company contemplated by the Investment Agreement cannot be made if the Reverse Stock Split is not approved to provide the authorized Common Stock needed to comply with the Investment Agreement.

     If Company shareholders do not approve the Reverse Stock Split, the disbursed portion of the Bridge Loan will mature on June 30, 1998 and the Company will be obligated to pay Mr. Laeri, as additional consideration for the Bridge Loan, ten percent (10%) of the outstanding balance of the Bridge Loan. If the Company is unable to pay all the amounts due under the Investment Agreement on maturity, Mr. Laeri will have the right to satisfy any deficiency by foreclosing on substantially all of the Company's assets, which have been pledged as collateral for the Bridge Loan. The Company has no anticipated source of refinancing the Bridge Loan if the Reverse Stock Split is not approved, and foreclosure of the Bridge Loan would leave the Company without the assets needed to continue its business.

     The Reverse Stock Split is necessary to support the warrants and conversion rights provided for in the Investment Agreement because the Company presently lacks authority to issue sufficient Common Stock. The Directors have elected to recommend the Reverse Stock Split instead of an increase in the Company's authorized stock because of the need to comply with certain requirements of the Nasdaq Small-Cap Market discussed elsewhere in this Proxy Statement (see "Nasdaq Small-Cap Market"). While the Company has no specific plans, arrangements, or agreements to issue shares other than those described above, the Board of Directors of the Company also believe that it is advisable and in the best interest of the Company to have available authorized but unissued shares of Common Stock in an amount adequate to provide for the future needs of the Company. The reserve of unissued shares will benefit the Company by providing flexibility to the Board of Directors without further action or authorization by shareholders (except as required by law) in responding to business needs and opportunities as they arise or for other proper corporate purposes. If Common Stock is subsequently issued either pursuant to the Investment Agreement or otherwise to other than existing shareholders, the percentage interest of existing shareholders in the Company will be reduced. Holders of Common Stock have no preemptive rights with respect to future issuances of Common Stock. Under certain circumstances, such unissued shares could be used to create obstacles or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. If all or a substantial portion of the stock rights available under the Investment Agreement are exercised, Mr. Laeri will have the right to acquire more than eighty percent (80%) of the Common Stock of the Company and the Series C Convertible Preferred Stock, if issued, will itself have voting rights equal to all outstanding Common Stock. The Company, however, believes all of these consequences are necessary to satisfy the Company's serious need for capital.

     After due consideration of the Company's financial condition and the alternatives available to the Investment Agreement, the Company's Board of Directors unanimously approved the Investment Agreement in the belief that the Investment Agreement provides the most favorable terms available to the Company for the financing the Company needs to continue business operations. The Company has received $418,557 in February 1998 pursuant to an arbitration award against Biosports, LLC, but these funds only partially offset the Company's $460,961 net operating loss for the fiscal quarter ended December 31, 1997 and approximately $180,000 of the award was consumed by litigation costs. The Company thus still requires additional capital, and the Directors urge approval of the Reverse Stock Split in order to take full advantage of the funding sources provided by the Investment Agreement.


     Nasdaq Small-Cap Market.

     The Board of Directors believes that the continued listing of the Company's Common Stock on the Nasdaq Small-Cap Market is important for the marketability of the Common Stock and the prestige of the Company in the financial community. For continued listing, Nasdaq requires effective February 23, 1998, (i) either at least $2,000,000 in net tangible assets, a $35,000,000 market capitalization, or net income of at least $500,000 for two of the last three fiscal years, (ii) at least 500,000 shares in the public float valued at $1,000,000 or more, (iii) a minimum Common Stock bid price of $1, (iv) at least two active market makers, and (v) at least 300 holders of the Common Stock.

     Nasdaq has advised the Company that the Company may not meet the $2,000,000 minimum in net tangible assets necessary for continued listing on the Nasdaq Stock Market. Nasdaq defines net tangible assets as total assets (excluding goodwill) minus total liabilities. For the quarter ending December 31, 1997, the Company reported total assets of $3,658,280, $1,308,311 in goodwill and $1,269,182 in total liabilities leaving $1,258,076 in net tangible assets. After approval of the Reverse Stock Split, management expects that Mr. Laeri, under the Investment Agreement, will refinance the temporary Bridge Loan, including payment of $500,000 for Series C Preferred Stock and that Mr. Laeri will have an incentive to exercise the Six Month Warrant by the payment of $250,000 on or before June 30, 1998. Exercise of those rights could provide sufficient assets, not offset by liabilities, to satisfy the continued listing requirement of $2,000,000 in net tangible assets depending on any reduction in other tangible assets of the Company. There can be no assurances that the Company's assets will not decrease in value or quantity such that the total net tangible asset requirement may not be met even if the above lender actions are taken.

     Further, on February 19, 1998, the last reported sale price of the Common Stock on the Nasdaq Small-Cap Market was 15/32 of $1, or $.47, per share. The Company's stock price has failed to close at or above the Small- Cap Market required minimum bid price of $1 since October 15, 1997. Management believes that the Reverse Stock Split, by decreasing the number of shares outstanding, should increase the bid price for Common Stock. There can be no assurance that the market price of the Company's Common Stock will increase to $1 per share after the Reverse Stock Split or, even if it does, that the Common Stock price will remain above $1 for any definite period of time. Exercise of the warrants or conversions mentioned in this Proposal will increase the amount of outstanding Common Stock and could cause a decrease in the Common Stock price.

     On February 23, 1998, Nasdaq's quantitative maintenance requirements for continued listing mentioned above will become effective. In the event the Company is not in compliance by the above date, a formal notice of deficiency will be issued specifying the delisting date for the Company's Common Stock. The Company's securities would remain listed on the Nasdaq Small-Cap Market pending review of continued listing by a Committee of the NASD Board of Governors. The decision of the NASD Committee is beyond the control of the Company and may depend on a number of factors in addition to the quantitative criteria discussed herein. Management believes, however, that correction of the deficiencies within a relatively short period of time could be an important factor in maintaining its listing.

     There can be no assurance that the Company will be successful in meeting these maintenance requirements or that even if these requirements are met Nasdaq will continue to list the Company's Common Stock if the Company is unable to comply with any other requirements. If the Company is unable in the future to satisfy Nasdaq's new maintenance requirements, its securities can be expected to be delisted from Nasdaq. In such event, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market referred to as the "pink sheets" or the NASD's "Electronic Bulletin Board". Consequently, the liquidity of the Company's Common Stock could be severely adversely affected, not only in the number of shares which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts and news media coverage of the Company, and lower prices for the Company's Common Stock than might otherwise be attained.


                   Certain Effects of the Reverse Stock Split

     If the Reverse Stock Split is approved by the stockholders at the Special Meeting and the Company's Board of Directors subsequently determines that it is advisable to proceed with the Reverse Stock Split, the result (without giving effect to any stock dividend, if any, referred to below) would be that each Company stockholder who owns five or more shares of Common Stock will receive one share of New Common Stock for each five shares of Common Stock held at the Effective Time (defined below). No fractional shares would be issued and the number of shares of Common Stock issuable to each holder will be either rounded up to the next whole number or the fractional share will be satisfied by a proportional cash pay-out. Such payment will be based on the average closing price of the New Common Stock on the Nasdaq Small-Cap Market for the five (5) trading days preceding the Effective Date (defined below). If any shareholder owns fewer than five shares of the Common Stock prior to the Reverse Stock Split, those shares will be satisfied by a proportional cash pay-out or rounded up one whole share. If for any reason the Board of Directors deems it advisable to do so, the Reverse Stock Split may be abandoned by the Board of Directors any time before, during, or after the Special Meeting and prior to filing the amendment to the Certificate of Incorporation with the Delaware Secretary of State pursuant to Section 242(c) of the Delaware General Corporation Laws, without further action of the stockholders of the Company.

     The Reverse Stock Split would not affect any stockholders' percentage ownership in the Company or proportional voting power, except for minor differences resulting from fractional shares. In addition, the Reverse Stock Split should not reduce the number of stockholders of the Company other than with respect to stockholders owning fewer than five shares of Common Stock. The shares of Common Stock that will be issued upon approval of the Reverse Stock Split will be fully paid and nonassessable. The voting rights and other privileges of the holders of Common Stock would not be affected substantially by the adoption of the Reverse Stock Split or subsequent implementation thereof; however, a Common Stockholder's percentage interest will be affected if any of the options, warrants, or other rights in Common Stock mentioned in this Proposal are exercised.

     Stockholders should note that the effect of the Reverse Stock Split upon the market prices for the Company's Common Stock cannot be accurately predicted. In particular, there is no assurance that prices for shares of the Common Stock after the Reverse Stock Split will be five times the prices for shares of the Common Stock immediately prior to the Reverse Stock Split. Furthermore, there can be no assurance that the proposed Reverse Stock Split will achieve the desired results which have been outlined above, nor can there be any assurance that the Reverse Stock Split will not adversely impact the market price of the Common Stock or, alternatively, that any increased price per share of the Common Stock immediately after the proposed Reverse Stock Split will be sustained for any prolonged period of time. In addition, the Reverse Stock Split may have the effect of creating odd lots of stock for some stockholders and such odd lots may be more difficult to sell or have higher brokerage commissions associated with the sale of the such odd lots.

     Dissenting shareholders have no appraisal rights under Delaware law or under the Company's Certificate of Incorporation or Bylaws in connection with the Reverse Stock Split.


                                 Effective Time

     If the Reverse Stock Split is approved by the stockholders at the Special Meeting and upon a determination by the Board of Directors that the Reverse Stock Split is in the best interest of the Company and its stockholders, an amendment to the Certificate of Incorporation will be filed with the Delaware Secretary of State on any date selected by the Board of Directors on or prior to the Company's next Annual Meeting of stockholders, providing that the Reverse Stock Split would become effective on the date of such filing (the "Effective Time"). Without any further action on the part of the Company or the stockholders, the shares of Common Stock held by stockholders of record as of the Effective Time will be converted at the Effective Time into the right to receive a number of shares of New Common Stock equal to the number of their shares of Common Stock divided by five, with fractional shares being rounded up unless the Company elects to make a cash payment for fractional shares as discussed above.

     Although the Company's Board of Directors believes as of the date of this Proxy Statement that the one-for-five Reverse Stock Split is advisable, the Reverse Stock Split may be abandoned by the Board of Directors at any time before, during, or after the Special Meeting. In addition, depending upon prevailing market conditions, the Board of Directors may deem it advisable to implement the Reverse Stock Split and concurrently declare a stock-for-stock dividend in a ratio to be determined, the latter of which does not require stockholder approval. Depending upon the amount of any such stock-for-stock dividend, this action would partially offset the decrease in the number of issued shares resulting from the one-for-five Reverse Stock Split, potentially to the extent that the result would be the same as if a one-for-four, one-for-three, or other Reverse Stock Split ratio had been approved by the Company's stockholders. The net effect of implementation of the Reverse Stock Split and any subsequent dividend declarations will not result in more than five shares being surrendered for each share of new Common Stock.


                         Exchange of Stock Certificates

     As soon as practicable after the Effective Time, the Company will send a letter of transmittal to each stockholder of record at the Effective Time for use in transmitting certificates representing shares of Common Stock ("old certificates") to the Company's transfer agent, Continental Stock Transfer & Trust Company (the "Exchange Agent"). The letter of transmittal will contain instructions for the surrender of old certificates to the Exchange Agent in exchange for certificates representing the appropriate number of whole shares of New Common Stock and cash in lieu of any fractional share. No new certificates will be issued to a stockholder until such stockholder has surrendered all old certificates together with a properly completed and executed letter of transmittal to the Exchange Agent.

     Upon proper completion and execution of the letter of transmittal and return thereof to the Exchange Agent, together with all old certificates, stockholders will receive a new certificate or certificates representing the number of whole shares of Common Stock into which their shares of Common Stock represented by the old certificates have been converted as a result of the Reverse Stock Split. Until surrendered, outstanding old certificates held by stockholders will be deemed for all purposes to represent the number of whole shares of Common Stock to which such stockholders are entitled as a result of the Reverse Stock Split. Stockholders should not send the old certificates to the Exchange Agent until they have received the letter of transmittal. Shares not presented for surrender as soon as is practicable after the letter of transmittal is sent shall be exchanged at the first time they are presented for transfer.

     No service charges will be payable by stockholders in connection with the exchange of certificates, all expenses of which will be borne by the Company.


                         Federal Income Tax Consequences

     The following is a summary of the material anticipated Federal income tax consequences of the Reverse Stock Split to stockholders of the Company. This summary is based on the Federal income tax laws now in effect and as currently interpreted; it does not take into account possible changes in such laws or interpretations, including amendments to applicable statutes, regulations, and proposed regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. This summary is provided for general information only and does not purport to address all aspects of the possible Federal income tax consequences of the Reverse Stock Split and IS NOT INTENDED AS TAX ADVICE TO ANY PERSON.

     In particular and without limiting the foregoing, this summary does not consider the Federal income tax consequences to stockholders of the Company in light of their individual investment circumstances or to holders subject to special treatment under the Federal income tax laws (for example, life insurance companies, regulated investment companies, and foreign taxpayers). The summary does not address any consequence of the Reverse Stock Split under any state, local, or foreign tax laws.

     No ruling from the Internal Revenue Service ("Service") or opinion of counsel will be obtained regarding the Federal income tax consequences to the stockholders of the Company as a result of the Reverse Stock Split.
ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX LAWS.

     The Company believes that the Reverse Stock Split would be a tax-free recapitalization to the Company and its stockholders. If the Reverse Stock Split qualifies as a recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, a stockholder of the Company who exchanges Common Stock solely for New Common Stock should recognize no gain or loss for Federal income tax purposes. A stockholder's aggregate tax basis in shares of Common Stock received from the Company should be the same as the aggregate tax basis in the Common Stock exchanged therefor. The holding period of the Common Stock received by such stockholder should include the period during which the Common Stock surrendered in exchange therefor was held, provided all such Common Stock was held as a capital asset at the Effective Time.

     Cash received by a stockholder in lieu of a fractional share is treated as if the Company actually issued the fractional share and redeemed it for cash. A portion of the stockholder's aggregate tax basis in the Common Stock is allocated to the fractional share of Common Stock. Gain or loss is recognized measured by the difference between the cash received in lieu of the fractional share and the basis allocated to it, and such gain or loss will be a capital gain or loss if the Common Stock was held as a capital asset at the Effective Time.


                                  Vote Required

     In order to effect the Reverse Stock Split, the Certificate of Incorporation must be amended, which requires, under Delaware law, the affirmative vote of holders of a majority of the outstanding shares of Common Stock.

     The Board of Directors recommends that you vote FOR the proposal to amend the Certificate of Incorporation to effect the one-for-five Reverse Stock Split.


                              SHAREHOLDER PROPOSAL

     Any shareholder proposal intended for inclusion in the Company's Proxy Statement for the 1998 Annual Meeting of Shareholders must be received at the principal offices of the Company not later than June 30, 1998.


                                  OTHER MATTERS

     At the time of the preparation of this Proxy Statement, the Company was not aware of any matters to be presented for action at the Special Meeting other than the Proposal referred to herein. If other matters are properly presented for action at the Special Meeting, it is intended that the persons named as Proxies will vote or refrain from voting in accordance with their best judgment on such matters.

     Copies of the documents comprising the Investment Agreement were filed with the SEC on Form 8-K dated February 20, 1998, and a Form 8-K dated December 31,
1997. Such reports may be inspected and copied at the Public Reference facilities maintained by the SEC at room 1204 of the SEC's office at Judiciary Plaza, 450 5th Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section, the SEC, Washington, D.C. 20459 at prescribed rates. The SEC also maintains a web site that contains reports, proxy and other information regarding registrants filing electronically. The address of the web site is "HTTP://WWW.SEC.GOV."


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



                                   EXHIBIT "A"

            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

     Golf Training Systems, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Laws, does hereby certify as follows:

         FIRST: The name of the Corporation is Golf Training  Systems,  Inc.

         SECOND: The first paragraph of Article Four of the Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

         "FOURTH: The total number of shares of stock which the Corporation shall be authorized to issue is Ten Million (10,000,000) shares of Common Stock, each share having $.01 par value, and Three Million (3,000,000) shares of Preferred Stock, each share having $.01 par value. Upon the amendment of this Article, every five (5) issued and outstanding shares of Common Stock $.01 par value per share ("Old Common Stock"), shall be automatically and without any action on the part of its stockholders converted into and reconstituted as one (1) share of Common Stock $.01 par value per share ("New Common Stock"). Any stockholder who holds, prior to the amendment of this Article, fewer than five (5) shares of Old Common Stock or any amount not a multiple of five (5) shares shall be subject to the treatment of fractional interest as described below. Each holder of a certificate or certificates which immediately prior to the Amendment of the
         Certificate of Incorporation becoming effective, pursuant to the General Corporation Laws of the State of Delaware (the "Effective
         Date"), represented outstanding shares of Old Common Stock shall be entitled, subject to the limitation below with respect to issuance of fractional shares, to receive a certificate for the number of shares of New Common Stock they own by presenting their old certificate(s) to the Corporation's transfer agent for cancellation and exchange.

         No scrip or fractional certificates will be issued. In lieu of fractional shares, the Corporation will issue one (1) additional share of New Common Stock or cash if it so elects. If the Corporation elects to make a cash payment in lieu of fractional shares, such payment will be based on the average closing price of the New Common Stock on the Nasdaq Small-Cap Market for the five (5) trading days preceding the Effective Date. Such cash payment if elected by the Corporation, would be made upon surrender to the Corporation's transfer agent of stock certificates representing a fractional share interest. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except the right to receive payment therefor as described herein."

         THIRD: This Certificate of Amendment of Certificate of Incorporation shall be effective as of the date of filing with the Delaware Secretary of State.

         FOURTH: This Certificate of Amendment of Certificate of Incorporation was duly adopted by the requisite vote of the Board of Directors of the Corporation.

         FIFTH: That at a special meeting of stockholders held on __________, 1998, in accordance with Section 222 of the General Corporation Laws of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the Amendment.

         SIXTH: That said Amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Laws.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly-authorized officers this ____ day of ________, 1998.

                                    GOLF TRAINING SYSTEMS, INC.

                                    By:________________________________________
                                       Daniel A. Gordon, Chief Executive Officer


                                    Attest:____________________________________
                                           Secretary

PROXY

                          GOLF TRAINING SYSTEMS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The indersigned stockholder hereby appoints Daniel A. Gordon and Thomas W. Tripp, each or one of them, with full power of substitution, as Proxies to represent and to vote, as designated below, all the shares of common stock of Golf Training Systems, Inc. (the "Company"), held of record by the undersigned on March 9, 1998, at the Special Meeting of the Shareholders (the "Special Meeting") to be held on April 14, 1998, or any adjournments thereof.

PROPOSAL 1. To approve and ratify an Amendment to the Company's Certificate of Incorporation to effect a one-for-five reverse stock split.

CHECK ONE BOX:   [  ]FOR   [  ]Against   [  ]ABSTAIN

In their discretion, the Proxies are authorized to vote upon such of the matters as may properly come before the meeting.

     This Proxy revokes all prior proxies with respect to the Special Meeting and may be revoked prior to its exercise. Unless otherwise specified, this Proxy will be voted "For" the Proposal and in the ciscretion of the persons named as Proxies on all other matters which may properly come before the Special Meeting or any adjournment thereof.

     Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                        Signature


                                        (Signature if held jointly)


                                        DATED:_____________, 1998

                                        PLEASE MARK, SIGN, DATE AND RETURN THIS
                                        PROXY PROMPTLY USING THE ENCLOSED
                                        ENVELOPE.